UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 4, 2010 (November 3, 2010)
American Learning Corporation
(Exact name of registrant as specified in its charter)

New York	0-14807	11-2601199
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Jericho Plaza, Jericho, New York	11753
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (516) 938-8000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
On November 3, 2010, American Learning Corporation (the “Company”) (NASDAQ:ALRN) received notification from a Nasdaq Listing Qualifications Panel (the “Panel”) granting the Company’s request for an extension of time, as permitted under the Listing Rules of The Nasdaq Stock Market (“Nasdaq”), to comply with the $1.00 per share minimum bid price requirement for continued listing. In accordance with the Panel’s decision, on or before February 28, 2011, the Company must evidence a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days. Under Nasdaq’s rules, this date represents the maximum length of time that the Panel may grant to regain compliance. While the Company is diligently taking steps to comply with the Panel’s decision, there can be no assurances that the Company will be able to do so.
On September 2, 2010, the Company had submitted an appeal of the Nasdaq Staff determination to the Panel pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. In response to the Company’s request, the Nasdaq Office of General Counsel held a hearing on October 7, 2010 at which time the Company was required to demonstrate its ability to regain compliance with the minimum bid price requirement.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit 99.1	Press Release of American Learning Corporation, dated November 4, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN LEARNING CORPORATION
Date: November 4, 2010	By:	/s/ Gary Gelman
Gary Gelman
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of American Learning Corporation, dated November 4, 2010.

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